RF INDUSTRIES, LTD.	For Immediate Release
RF Connectors/Aviel/Neulink/Bioconnect
Investor Contact: Neil Berkman Associates (310) 277 - 5162 info@berkmanassociates.com	Company Contact: Howard Hill, President (858) 549-6340 rfi@rfindustries.com

RF Industries' Sales Increase 18%
to a First Quarter Record $3,375,000

First Quarter Net Income Increases 29% to $265,000

SAN DIEGO, CA, March 17, 2006 . . . RF INDUSTRIES, LTD. (NASDAQ:RFIL) today announced that sales for the first quarter ended January 31, 2006 increased 18% to a record $3,375,000, compared to $2,868,000 in the same quarter last year. Net income increased 29% to $265,000, or $0.07 per diluted share, compared to $206,000, or $0.05 per diluted share in the first quarter last year.

"Sales of RF Coaxial and cable assembly products increased 13% to approximately $2,700,000, a good performance for our seasonally weakest quarter. Record first quarter sales also benefited from a 97% sales gain at Bioconnect and a 30% gain at Aviel," said Howard Hill, RFI's president.

Operating income for the quarter increased 22%, with lower general and administrative expenses compensating for reduced gross margins. The decline in gross margin to 46% of sales from 49% of sales in the same quarter last year was due a change in product mix at RF Connector and higher sales of Bioconnect's and Aviel's typically lower margin products.

"We are particularly pleased with the improvement in first quarter operating income, as product price increases and cost controls to reduce general and administrative expenses were not yet fully in place until the second quarter commencing February, 2006. With second quarter sales off to a good start, we anticipate that our efforts to improve RFI's profitability will contribute to earnings as we enter the seasonally strongest quarters of our fiscal year," said Hill.

At January 31, 2006, RFI reported cash and cash equivalents of $4,664,000, investments in available-for-sale securities of $1,022,000, working capital of $10,989,000, a 17 to 1 current ratio, no long-term debt and stockholders' equity of $11,717,000, or $3.70 per share.

RFI's RF Connectors division designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Aviel Electronics provides custom microwave, and RF Connector solutions to aerospace, OEM and Government agencies. Neulink designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. RFI's Bioconnect operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.

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7610 Miramar Road, San Diego, CA 92126-4202 • (858) 549-6340 • (800) 233-1728 • FAX (858) 549-6345
E-mail: rfi@rfindustries.com• Internet: www.rfindustries.com

RF INDUSTRIES, LTD.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	January 31,
	2006	2005

Net sales	$3,374,912	$2,868,102
Cost of sales	1,814,343	1,450,445

Gross profit	1,560,569	1,417,657

Operating expenses:
Engineering	149,346	137,240
Selling and general	1,020,402	958,800

Total operating expenses	1,169,748	1,096,040

Operating income	390,821	321,617

Other income	73,012	16,468

Income before provision for income taxes	463,833	338,085
Provision for income taxes	198,500	131,600

Net income	$265,333	$206,485

Earnings per share
Basic	$0.09	$0.07
Diluted	$0.07	$0.05

Weighted average shares outstanding
Basic	3,107,732	3,008,765
Diluted	3,656,857	3,837,828

RF INDUSTRIES, LTD.
CONDENSED BALANCE SHEETS
(Unaudited)

	January 31,	October 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,664,153	$4,507,219
Investment in available-for-sale securities	1,021,824	--
Trade accounts receivable, net	1,389,147	1,890,700
Notes receivable	--	2,500
Inventories	4,012,695	4,180,500
Income tax refund receivable	218,731	306,131
Other current assets	230,221	97,356
Deferred tax assets	136,000	136,000
TOTAL CURRENT ASSETS	11,672,771	11,120,406

Property, and equipment, net	435,202	465,735
Goodwill	200,848	200,848
Amortizable intangible asset	103,333	113,333
Notes receivable from related parties	--	29,750
Note receivable from stockholder	66,980	66,980
Other assets	28,087	28,087
TOTAL ASSETS	$12,507,221	$12,025,139

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$229,857	$334,749
Accrued expenses	454,030	377,986
TOTAL CURRENT LIABILITIES	683,887	712,735
Deferred tax liabilities	106,000	106,000
TOTAL LIABILITIES	789,887	818,735

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000
shares of $0.01 par value; 3,166,534 and
3,082,521 shares issued and outstanding	31,665	30,825
Additional paid-in capital	4,117,740	3,872,983
Retained earnings	7,567,929	7,302,596
TOTAL STOCKHOLDERS' EQUITY	11,717,334	11,206,404
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,507,221	$12,025,139